Exhibit 8
                  FLIPPIN, DENSMORE, MORSE, RUTHERFORD & JESSEE
                            300 First Campbell Square
                             Roanoke, Virginia 24011
                                      ----
                               TEL: (540) 510-3000
                               FAX: (540) 510-3050


                                  May 14, 1998



Board of Directors
MainStreet BankGroup Incorporated
P. O. Box 4831
Martinsville, Virginia  24115-4831

Gentlemen:

         As special federal income tax counsel to MainStreet Capital Trust I (the "Issuer") and MainStreet BankGroup Incorporated in connection with the exchange offer by the Issuer of $50,000,000 of its 8.90% Series B Capital Securities pursuant to the prospectus (the "Prospectus") contained in the Registration Statement for the Exchange Offer, and assuming full compliance with the terms of the Trust Agreement, the Indenture, the other operative documents described in the Offering Memorandum dated November 14, 1997 for the purpose of issuing the Old Capital Securities and the operative documents described in the Prospectus, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein. Capitalized terms used in this letter, but not defined herein, shall have the meanings given thereto in the Prospectus.


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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the references to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus.

                                                Very truly yours,



                                                FLIPPIN, DENSMORE, MORSE,
                                                  RUTHERFORD & JESSEE,
                                                  A PROFESSIONAL CORPORATION